EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and effective as of August 21, 2010, by and between Boomerang Systems, Inc. (the "Company"), a Delaware corporation, with its principal place of business at 35 Madison Avenue, Morristown, New Jersey  and Mark Patterson (“Executive”) an individual having a mailing address at 40 Minnisink Road, Short Hills, New Jersey 07078-1920.

NOW, THEREFORE, the parties hereto agree as follows:

1.  Employment.

Company hereby agrees to employ Executive as its Chief Executive Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.

2.  Duties of Executive.

The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by the Board of Directors of the Company that are compatible with Executive’s position and duties, including, but not limited to, the development and implementation of the Company’s business plan, the development of global strategic relationships, and the hiring, firing, and compensation of the Company’s executive officers.  Executive shall report directly to the Board of Directors of the Company.  Executive shall devote the majority of his productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner.  Company acknowledges that Executive currently performs advisory services for entities other than Company and may in the future accept new engagements to perform advisory services for entities other than Company, including but not limited to appointment to one or more board(s) of directors so long as such engagements: i) do not interfere with Executive’s performance under this Agreement; and ii) are not with entities that are direct or indirect competitors of Company in connection with automated parking systems.

3.  Compensation.

Executive will be paid compensation during the Agreement as follows:

A.  Salary.  A base salary of $200,000 per year, payable in installments according to the Company’s regular payroll schedule.  The base salary shall be adjusted upward at the discretion of the board of directors; provided, however, that Executive’s base salary shall be adjusted upward at the beginning of the second two-year Term (if any) in an amount to be determined by the Company’s Board of Directors in the reasonable, good faith exercise of its discretion, with input from Executive, taking into account (among other things) the performance of the Company and Executive.

B.  Grant of Restricted Shares/Warrants.

1.           Restricted Shares.  As additional compensation, Company agrees to grant to Executive restricted shares of the Company stock on the dates and in the amounts identified below so long as Executive remains employed by Company (except as expressly provided herein):

At execution of this Agreement:	1,800,000 shares
February 1, 2011:	1,400,000 shares
August 1, 2011:	1,400,000 shares
February 1, 2012:	1,400,000 shares
August 1, 2012:	1,200,000 shares

TOTAL:	7,200,000 shares

Company agrees to pay Federal and State Income taxes incurred by Executive as part of the grant when due.  The restricted shares to be issued to Executive (the “Restricted Shares”) shall be subject to the restrictions, terms and conditions no less favorable to Executive than those (a) restricted shares sold by the Company in the June 2010 private placement, and (b) hereinafter granted, sold, or issued to other employees, entities, or persons.

2.           Warrants. As additional compensation, Company agrees to grant to Executive five (5) year warrants to purchase Restricted Shares of the Company stock on the dates and in the amounts identified below so long as Executive remains employed by Company (except as expressly provided therein) and at a purchase price of twenty five cents ($0.25) per share upon terms and conditions no less favorable to Executive than those (a) issued by the Company in the June 2010 private placement, and (b) hereinafter granted, sold, or to other employees, entities, or persons:

At execution of this Agreement:	900,000 warrants
February 1, 2011:	700,000 warrants
August 1, 2011:	700,000 warrants
February 1, 2012:	700,000 warrants
August 1, 2012:	600,000 warrants

TOTAL:	3,100,000 warrants

Company agrees to pay Federal and State Income taxes incurred by Executive as part of the grant when due.

C.  Purchase of Restricted Shares/Grant of Warrants.  Executive will purchase 1,000,000 Restricted Shares of the Company from the Company (“Purchased Shares”) at a purchase price of twenty five cents ($0.25) per share within twenty (20) days of employment as CEO.  At the time of Executive’s purchase of the Purchased Shares, Company will grant Executive five (5) year warrants to purchase up to 1,000,000 Restricted Shares of the Company from the Company at a purchase price of twenty five cents ($0.25) per share.  This purchase and grant will be upon terms and conditions no less favorable to Executive than (a) restricted shares sold/warrants issued by the Company in the June 2010 private placement, and (b) hereinafter granted, sold, or issued to other employees, entities, or persons.

D.  Preemptive Rights.  All restricted shares and warrants that have been or shall be purchased, granted, or issued to Executive shall, so long as he is employed by the Company, have preemptive rights so that Executive at all times shall be entitled, but not required, to maintain his then pro rata share of the Company’s issued and outstanding shares and warrants through purchase each time the Company makes offers to others of shares and/or warrants.

E.  Bonus.  For every fiscal year after 2010, Executive shall be eligible for an annual cash incentive bonus (“Annual Bonus”).  The amount of the Annual Bonus (if any) shall be determined by the Company’s Board of Directors in the reasonable, good faith exercise of its discretion, with input from Executive, taking into account (among other things) the performance of the Company and Executive.  The Annual Bonus (if any) in respect of each fiscal year shall be paid to Executive on or before September 1 of the then current fiscal year.

F.  Executive’s total compensation in all forms received in any given fiscal year (except for fiscal year 2010) shall not be less than the total annual compensation in all forms received of any single employee of the Company for the given year.

4.  Benefits.

A.  Medical Insurance.  Company agrees to provide Executive with a medical, hospital and dental plan in the amount equal to 85% of total premium for himself personally and 65% for his spouse and children, as approved by Company, during this Agreement.  Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.  Executive’s benefits under such plans shall be on terms no less favorable than those made available to any of the Company’s executive officers.

B.  Stock Option Plans.  Executive shall be entitled to participate in any Stock Option Plan, incentive compensation plan, 401(k) Plan, and any similar plans adopted by Company on terms no less favorable than those made available to any of the Company’s executive officers.

C.  Expense Reimbursement.  Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive’s duties.  Executive will maintain records and written receipt and Expense Reports as required by the Company policy generally applicable to executive officers and reasonably requested by the board of directors to substantiate such expenses.  The Company agrees that reimbursable expenses shall include fuel costs for Executive to fly his single engine airplane for Company business on trips provided that such reimbursable amount is equal to or less than the cost of a first class ticket on a commercial air carrier for the same route.

5.  Representations, Warranties, and Covenants of the Company.

Company represents, warrants, and covenants as follows:

A.            As of the date this Agreement is executed, the Company shall have secured and thereafter shall maintain in force a Directors and Officers liability insurance policy with a face amount of $10,000,000, covering Executive for all claims made against Executive during, and against Executive in respect of, the period he is a director, officer, or employee of the Company.  This Section 5(A) shall survive termination of Executive’s employment for any reason.

B.           As of the Company’s execution of this Agreement, Executive shall have been elected Chief Executive Officer, and the Company shall use its reasonable efforts to cause Executive to continue to hold the office of Chief Executive Officer so long as Executive remains an employee of Company.  Consistent with its duties and obligations under Delaware Law, so long as Executive remains an employee of Company, Company shall recommend to the Board of Directors to elect him to the Board of Directors if and when a seat becomes available; provided, however, if so elected, Executive agrees he will immediately resign as a director if his employment is terminated under this Agreement.

C.           Promptly at such times required by the Securities Exchange Act of 1934 (1934 Act), Company shall timely file SEC Rule 13D and 13G filings under the 1934 Act related to Executive’s ownership or disposition of Company securities.

6.  Term and Termination.

A.  The Initial Term of this Agreement shall commence as of August 21, 2010 and it shall continue in effect until September 30, 2012.  Thereafter, the Agreement shall be renewed automatically for additional Terms of two-year periods (running from October 1 until September 30 two years later) unless the Company or the Executive shall give its/his written notice of intention not to renew the Agreement at least twenty-one (21) days before the end of the then current Term.

B.  This Agreement may be terminated by Executive at Executive’s discretion, or by the Company at its discretion, by providing at least ten (10) days prior written notice to the other.  In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive’s original termination notice.  Except as expressly provided herein, in the event of termination by Executive pursuant to this subsection, Executive will forfeit any rights to receive restricted shares or an incentive bonus under this Agreement not granted as of the date of termination.

C.  In the event that Executive is in willful breach of any material obligation owed Company in this Agreement, willfully and habitually neglects the material duties to be performed under this Agreement (except in the case of disability), engages in any conduct in connection with his employment with the Company which is deliberately dishonest, materially damages the reputation or standing of the Company, or is convicted of any deliberate criminal act involving moral turpitude (each individually, “Cause”), then Company may terminate this Agreement; provided, however, that the Company shall (i) give Executive written notice of the ground for Cause and a detailed description of the facts underlying such ground, and (ii) (b) where the ground for Cause is curable, ten (10) days in which to cure the purported ground for Cause, or (c) where the ground for Cause is not curable, one (1) day’s written notice.  In event of termination of the Agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination.  Executive shall not be paid any Annual Bonus or other compensation, prorated or otherwise. In event of termination of the Agreement pursuant to this subsection, Executive will forfeit any rights to receive restricted shares or incentive bonus under this Agreement not granted as of the date of termination.

D.  In the event that the Company terminates Executive without Cause, or the Executive resigns his employment for Good Reason, Executive shall be entitled to the following: (i) the Company shall pay the Executive his then applicable annual base salary up to and including the date of termination; (ii) as soon as practicable after the date of termination, the Company shall pay Executive a lump sum cash payment equivalent to the sum that Executive would have been paid as the then applicable annual salary from the date of termination through the end of the then-current Term had Executive’s employment not been terminated; (iii) as soon as practicable after the date of termination, the Company shall pay Executive a lump sum cash payment equivalent to any awarded but unpaid annual incentive bonus for the then previous year, (iv) as soon as practicable after the date of termination, the Company shall, in lieu of an Annual Bonus for the then current fiscal year, pay executive a lump sum cash payment equivalent to a pro rata amount of the greater of (a) the total Annual Bonus awarded to Executive in respect of the then previous year, and (b) the total amount of Executive’s then current annual salary; (v) as soon as practicable after the date of termination, to the extent not already granted, a grant of all restricted shares and warrants provided for in this Agreement; and (vi) all restricted shares held by Executive, and all shares obtained by Executive via exercise of warrants, shall immediately be eligible, without any further condition or qualification, to be registered.  For the purposes of this Agreement, “Good Reason” shall mean: (a) without his consent, Executive no longer reports solely to the Board of Directors, (b) without his consent, there has been a material adverse diminution in Executive’s powers or duties, (c) without his consent, Executive no longer holds the position of Chief Executive Officer, (d) without his consent, Executive no longer holds a seat on the Company’s Board of Directors, (e) the Company materially breaches this Agreement, (f) the Company fails to pay or make any payment, award, or grant provided for in this Agreement, (g) the Company gives notice of its intention not to renew this Agreement for another Term, or (h) without his consent, the Company relocates Executive’s place of work away from the Company’s principal place of business in New Jersey; provided, however, that Executive shall give the Company written notice of the ground for Good Reason and a detailed description of the facts underlying such ground, and (where the ground for Good Reason is curable) ten (10) days in which to cure the purported ground for Good Reason.  Notwithstanding any current or future provision to the contrary, for the purposes of all other agreements, plans, awards, or grants to which Executive and the Company are parties that do not provide for the concept of “resignation for Good Reason,” a resignation by Executive for Good Reason (as defined herein) shall be deemed a termination by the Company without Cause.

E.  In the event Executive’s employment is terminated due to Executive’s death or disability, Executive shall be entitled to the following: (i) the Company shall pay the Executive his then applicable annual base salary up to and including the date of termination; (ii) as soon as practicable after the date of termination, the Company shall pay Executive a lump sum cash payment equivalent to any awarded but unpaid annual incentive bonus for the then previous year, (iii) as soon as practicable after the date of termination, the Company shall, in lieu of an Annual Bonus for the then current fiscal year, pay executive a lump sum cash payment equivalent to a pro rata amount of the greater of (a) the total Annual Bonus awarded to Executive in respect of the then previous year, and (b) the total amount of Executive’s then current annual salary; (v) as soon as practicable after the date of termination, the Company shall grant Executive the greater of (a) a pro rata grant of the total restricted shares and warrants provided for in this Agreement that have not then been granted, and (b) the full amount of the restricted share and warrant grants next scheduled to be granted at that time; and (vi) all restricted shares held by Executive, and all shares obtained by Executive via exercise of warrants, shall immediately be eligible, without any further condition or qualification, to be registered.  For the purposes of this subsection, “disability” shall mean that for 180 consecutive says in any calendar year Executive is not able, due to physical or mental infirmity or ailment, the principal duties of his job.

F.  In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, (i) this Agreement shall not be terminated and Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement, (ii) all restricted share and warrant awards provided for by this Agreement or otherwise awarded to Executive not yet granted shall be granted immediately without any further condition or qualification, and (iii) all restricted shares held by Executive, and all shares obtained by Executive via exercise of warrants, shall immediately be eligible, without any further condition or qualification, to be registered.

7.  Indemnification/Advancement.  To the greatest extent permitted by Delaware General Corporation Law § 145, and subject to the provisions thereof, if Executive is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that Executive is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, Executive shall be entitled to indemnification against, and advancement of, expenses (including attorneys’ fees as and when incurred), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with such action, suit or proceeding.  The indemnification and advancement provided by, or granted pursuant to, this Section shall not be deemed exclusive of any other rights to which Executive may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in Executive’s person’s official capacity and as to action in another capacity while holding such office.  In addition to the rights set forth in this Section, Executive shall be entitled to indemnification and/or advancement rights no less favorable than such rights granted to other senior executives of the Company.  This Section shall survive termination of Executive’s employment for any reason.

8.  Notices.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:

Chris Mulvihill
President
Boomerang Systems, Inc.
355 Madison Avenue
Morristown, NJ  07960

If to Executive:

Mark Patterson
40 Minnisink Road
Short Hills, NJ 07078-1920

– with a copy to –

Friedman Kaplan
   Seiler & Adelman LLP
1633 Broadway
New York, NY 10019
Attention:  Lance J. Gotko

(212) 373-7915 Fax
lgotko@fklaw.com

9.  Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof.  This Agreement may be modified only by a further writing that is duly executed by both parties.

10.  Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey without regard to its conflict of laws principles; provided, however, that Executive’s rights concerning advancement and/or indemnification shall be governed by the laws of the State of Delaware without regard to its conflicts of laws principles.

11.  Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

12.  No Assignment.

Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company’s absolute discretion.

13.  Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

14.  Arbitration.

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement.  Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.  Any such arbitration shall be conducted in New York, New York, or such other place as may be mutually agreed upon by the parties.

Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment.  Each party shall bear its own costs and expenses and an equal share of the arbitrator’s expenses and administrative fees of arbitration.

Notwithstanding the provisions of this Section, any disputes or rights between Executive and Company concerning or arising from advancement and/or indemnification may, at the option of Executive, be litigated in the courts of the State of Delaware, for which purpose Company and Executive consent to the jurisdiction and forum of such courts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Mark Patterson	/s/ Chris Mulvihill
Mark Patterson	Chris Mulvihill
Executive	President
Boomerang Systems, Inc